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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 24, 2025, relating to the financial statements and financial highlights of The North Country Funds comprising North Country Large Cap Equity Fund, which are included in Form N-CSR for the year ended November 30, 2024, and to the references to our firm under the headings “Financial Highlights”, “Counsel and Independent Registered Public Accounting Firm”, and “For More Information” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

_/s/ Cohen & Co._________

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

March 26, 2025